Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of operations contained herein for the nine months ended September 29, 2007 and for the year ended December 30, 2006 illustrate the effect of the acquisition of Pantone, Inc. (“Pantone”) as if the transaction had been completed on January 1, 2006. The following unaudited pro forma condensed combined balance sheet as of September 29, 2007 illustrates the effect of the acquisition of Pantone as if the transaction had been completed on that date. The unaudited pro forma condensed combined balance sheet and statements of operations do not purport to represent what the financial position or results of operations actually would have been if the acquisition had occurred as of such dates, or what results will be for any future periods. Pro forma adjustments are based on preliminary estimates and assumptions. The pro forma information should be read in conjunction with the audited financial statements and notes thereto of Pantone contained elsewhere herein and the consolidated financial statements and notes thereto of X-Rite, Incorporated (“X-Rite”) included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006.

The acquisition will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and identifiable intangible assets of Pantone acquired in connection with the acquisition, based on their respective estimated fair values. The unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values. The Company has not completed its valuation of the identifiable intangible assets; therefore, the entire excess of purchase price over the estimated fair value of net tangible assets acquired has been classified as goodwill solely for purposes of preparing the pro forma condensed combined financial information. Final amounts to be allocated to goodwill and identifiable intangible assets with definite lives are expected to change significantly upon completion of the intangible asset valuation. Consequently, periodic amortization charges related to intangible assets could materially change the information presented in the unaudited pro forma condensed combined financial statements. The impact of ongoing integration activities and other changes in Pantone’s net tangible assets that occur subsequent to completion of the acquisition could also cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from integration activities, as management of X-Rite and Pantone are in the process of making these assessments, and estimates of these costs are not currently known, nor do they assume any cost savings or synergies. However, liabilities ultimately may be recorded for severance costs related to Pantone employees, costs of vacating some facilities of Pantone, or other costs associated with exiting activities of Pantone that would affect amounts presented. Certain of such liabilities could result in an adjustment to the purchase price that would affect the amount of goodwill to be recorded. In addition, X-Rite may incur significant restructuring charges upon completion of integration activities for severance costs related to X-Rite employees, costs of vacating some facilities of X-Rite, or other costs associated with exiting activities of X-Rite. Any such restructuring charges would be recorded as an expense in the consolidated statement of operations in the period in which they were incurred.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	X-Rite Historical 9/29/07	Pantone Historical 9/30/07	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$17,294	$137	$375,000	A	$19,497
			(180,903)	B
			(175,591)	C
			(16,440)	F
Accounts receivable	36,621	7,272	(329)	G	43,564
Inventories	35,195	10,700	13,651	G	59,546
Deferred income taxes	4,363	3			4,366
Assets held for sale	7,614	—			7,614
Prepaid expenses and other current assets	5,920	968	115	E	7,003

Total current assets	107,007	19,080	15,503		141,590

Property, plant and equipment, net	45,113	1,722	463	H	47,298

Other assets:
Goodwill	186,275	—	154,656	J	340,931
Other intangible assets, net	55,586	363	(363)	I	55,586
Cash surrender values (founders’ policies)	21,623	—			21,623
Deferred financing costs	6,046	—	(4,943)	D	16,314
			15,211	E
Capitalized software	7,338	—			7,338
Deferred income taxes	27,007	—			27,007
Other non current assets	4,147	114	(611)	E	3,650

	308,022	477	163,950		472,449

	$460,142	$21,279	$179,916		$661,337

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	X-Rite Historical 9/29/07	Pantone Historical 9/30/07	Pro Forma Adjustments		Pro forma Combined
Current liabilities:
Short-term borrowings	$13,500	$4,825	$(4,825)	B	$13,500
Current portion of long-term debt	1,200	—	2,700	A	2,700
			(1,200)	B
Accounts payable	10,766	3,416			14,182
Accrued liabilities:
Payroll and employee benefits	16,759	2,032			18,791
Income taxes	3,057	5	(1,730)	D	1,332
Deferred income taxes	6,527	—			6,527
Interest	1,197	—	(963)	B	234
Other accrued liabilities	10,653	1,263	16,440	E	12,416
			(16,440)	F
	—	—	500	G

Total current liabilities	63,659	11,541	(5,518)		69,682

Long-term liabilities:
Long-tem debt, less current portion	173,915	—	372,300	A	372,300
			(173,915)	B
Deferred income taxes	12,642	—			12,642
Other noncurrent liabilities	7,370	—			7,370

	193,927	—	198,385		392,312

Shareholders’ equity:
Common stock	2,901	11	(11)	K	2,901
Additional paid-in capital	108,383	1,524	(1,524)	K	108,383
Retained earnings	85,908	8,203	(3,213)	D	82,695
			(8,203)	K
Accumulated other comprehensive income	5,364	—			5,364

	202,556	9,738	(12,951)		199,343

	$460,142	$21,279	$179,916		$661,337

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended
	X-Rite Historical 9/29/07	Pantone Historical 9/30/07	Pro Forma Adjustments		Pro Forma Combined
Net sales	$174,023	$34,486	$(2,952)	A	$205,557
Cost of sales
Products sold	70,470	13,024	(942)	A	82,602
			50	B
Restructuring charges	162	—			162

	70,632	13,024	(892)		82,764

Gross profit	103,391	21,462	(2,060)		122,793

Operating expenses:
Selling and marketing	41,935	9,872			51,807
Research, development and engineering	26,682	—			26,682
General and administrative	17,909	7,849	(42)	D	25,716
Restructuring	2,221	—			2,221
Integration	2,550	—			2,550

	91,297	17,721	(42)		108,976

Operating income	12,094	3,741	(2,018)		13,817

Interest expense	(13,245)	(232)	(16,539)	E	(31,365)
			(1,349)	F
Other	165	—			165

Income (loss) before income taxes	(986)	3,509	(19,906)		(17,383)

Income taxes (benefit)	(445)	10	(8,456)	G	(8,891)

Net income (loss) from continuing operations	(541)	3,499	(11,450)		(8,492)

Discontinued operations	7,557	—			7,557

Net income (loss)	$7,016	$3,499	$(11,450)		$(935)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations	$(.02)				$(.29)
Discontinued operations	.26				.26

Net income (loss)	$.24				$(.03)

Basic and diluted weighted average shares outstanding (1)	28,819				28,819

(1)	Due to the pro forma combined net loss, pro forma combined weighted average shares outstanding do not include potentially dilutive shares, as they would have an anti dilutive effect on the loss per share.

The accompanying notes are an integral part of these statements.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Year Ended
	X-Rite Historical 12/30/06	Pantone Historical 12/31/06	Pro Forma Adjustments		Pro Forma Combined
Net sales	$167,641	$42,493	$(3,643)	A	$206,491
Cost of sales
Products sold	65,169	15,240	(1,234)	A	79,241
			66	B
Restructuring charges	6,159	—			6,159
Inventory valuation adjustment	4,854	—	15,695	C	20,549

	76,182	15,240	14,527		105,949

Gross profit	91,459	27,253	(18,170)		100,542

Operating expenses:
Selling and marketing	43,423	11,996			55,419
Research, development and engineering	25,280	—			25,280
General and administrative	23,678	11,540	(53)	D	35,165
Acquired in-process research & development	11,107	—			11,107
Restructuring	9,986	—			9,986
Integration	3,308	—			3,308

	116,782	23,536	(53)		140,265

Operating income (loss)	(25,323)	3,717	(18,117)		(39,723)

Interest expense	(8,758)	(262)	(20,035)	E	(30,854)
			(1,799)	F
Other	1,889	—			1,889

Income (loss) before income taxes	(32,192)	3,455	(39,951)		(68,688)

Income taxes (benefit)	(5,048)	44	(16,412)	G	(21,416)

Net income (loss) from continuing operations	(27,144)	3,411	(23,539)		(47,272)

Discontinued operations	1,653	—			1,653

Net income (loss)	$(25,491)	$3,411	$(23,539)		$(45,619)

Basic and diluted loss per share:
Net loss from continuing operations	$(1.09)				$(1.90)
Discontinued operations	.06				.06

Net loss	$(1.03)				$(1.84)

Basic and diluted weighted average shares outstanding (1)	24,865				24,865

(1)	Due to the pro forma combined net loss, pro forma combined weighted average shares outstanding do not include potentially dilutive shares, as they would have an anti dilutive effect on the loss per share.

The accompanying notes are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(in thousands)

1.	PURCHASE PRICE

These unaudited pro forma condensed combined financial statements reflect a preliminary allocation of the purchase price as if the transaction had been completed on September 29, 2007 with respect to the balance sheet presented, and as of the beginning of 2006 with respect to the statements of operations presented. The preliminary allocations are subject to change based on finalizing the fair values of tangible and intangible assets acquired and liabilities assumed.

The purchase price of $180,416 (excluding approximately $1,725 of transaction costs) was paid in cash and was funded entirely with bank borrowings. An escrow in the amount of $10,000 funded from the purchase price was established to satisfy the sellers’ indemnification obligations under the terms of an Agreement and Plan of Merger.

The preliminary allocation of the estimated purchase price is based on the estimated fair values of Pantone’s assets acquired and liabilities assumed in the acquisition. Purchase price allocations to net identifiable tangible assets acquired and to goodwill are as follows:

Net tangible assets at estimated fair value	$27,485
Goodwill; excess purchase price over the fair value of net assets acquired, including transaction costs of approximately $1,725 (1)	154,656

Total purchase price	$182,141

(1)	The Company has not completed its valuation of the identifiable intangible assets; therefore, the entire excess of purchase price over the estimated fair value of net tangible assets acquired has been classified as goodwill solely for purposes of preparing the pro forma condensed combined financial information. Final amounts to be allocated to goodwill and identifiable intangible assets with definite lives are expected to change significantly upon completion of the intangible asset valuation. All identifiable intangible assets will be assigned useful lives which will determine future periodic amortization charges.

2.	PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

A	Cash proceeds from debt financing. The first lien credit facility requires quarterly principal payments of $675; therefore, $2,700 has been classified as a current liability.

B	Payment of existing X-Rite first and second lien credit facilities, accrued interest, and Pantone debt.

C	Cash paid to Pantone shareholders, funded entirely with bank borrowings.

D	Write off deferred financing costs related to early extinguishment of existing X-Rite debt.

E	Reclassify transaction costs paid before September 29, 2007 and accrue liabilities for remaining transaction and financing costs.

F	Cash payments for transaction and financing costs, most of which were paid at the transaction closing.

G	Adjustments to reflect estimated fair values of current assets and current liabilities. Adjustments are preliminary estimates and are subject to change upon completion of final valuation assessments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(in thousands)

2.	PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS, continued

H	Adjust property, plant and equipment to fair values.

I	Eliminate Pantone’s historical intangible assets.

J	Adjustment to record goodwill, which represents the excess purchase price over the fair value of identifiable net assets acquired. The adjustment includes estimated transaction costs of $1,725. Amortization of goodwill is currently assumed to be deductible for tax purposes and has been reflected in the pro forma results; however, tax planning alternatives have not yet been finalized. Elections are expected to be made with applicable taxing authorities that should result in tax benefits being derived from goodwill amortization expense.

K	Eliminate Pantone’s historical shareholders’ equity.

3.	PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

A	Eliminate sales and cost of sales between X-Rite and Pantone.

B	Additional depreciation expense related to the fair value increase in property, plant and equipment.

C	Amortization expense related to the fair value increase in acquired inventory that is assumed to turn over during the period.

D	Reverse amortization expense for Pantone’s historical intangible assets that were eliminated from the pro forma condensed combined balance sheet.

E	Record the increase in interest expense on the first and second lien credit facilities.

F	Record the increase in amortization of deferred financing costs over applicable lives of the debt facilities.

G	Tax effects of the pro forma adjustments, and the change in Pantone’s U.S. federal tax status from an S corporation to a C corporation. Adjustments have been made using the U.S. federal statutory tax rate of 35%.